Registration Statement No. 333-249829

Filed pursuant to Rule 424(b)(3)

Amendment dated July 5, 2022 to
Pricing Supplement No. 28, dated November 3, 2020, to Prospectus Supplement and Prospectus, each dated November 3, 2020 and Prospectus
Addendum dated February 26, 2021 relating to the Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation)
Medium-Term Note Program, Series G

Linked to the Rogers International Commodity Index®

— Energy Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between June 4, 2022 and July 5, 2022:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$500,000	49.838%	$249,190	June 13, 2022
$500,000	50.219%	$251,095	June 14, 2022